FOR IMMEDIATE RELEASE

May 8, 2015

For more information contact:

Scott Estes (419) 247-2800

HCN Reports First Quarter

Normalized FFO of $1.04 Per Diluted Share

Maintains Normalized FFO and FAD Per Share Guidance of 3%-5% and 5%-7% Growth for 2015

Completes $2.2 Billion of First Quarter Investments

Generates Same Store NOI Growth of 3.1%

Toledo, Ohio, May 8, 2015…..Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s first quarter ended March 31, 2015.

“This quarter demonstrates the unparalleled strength of our platform and operating model,” said Tom DeRosa, CEO of HCN.  “Despite an unprecedented winter in the Mid-Atlantic and New England impacting operating expenses and a severe flu season affecting occupancy rates across the seniors housing industry, we are able to maintain our full-year earnings and total portfolio same store NOI growth expectations.  We completed $2.2 billion of high-quality investments, received an upgrade from Fitch to BBB+, and continued to strengthen our balance sheet through a successful $1.5 billion overnight equity offering, the largest in HCN’s history.  This performance demonstrates the consistency and resiliency of our portfolio and is a testament to the benefits of our portfolio diversification, state-of-the-art asset management capabilities, the quality and locations of our real estate, and our best-in-class operating partners.  HCN’s business model remains uniquely positioned to drive consistent returns and long-term value for our shareholders.”

Dividend Growth   As previously announced, the Board of Directors declared a cash dividend for the quarter ended March 31, 2015 of $0.825 per share, as compared to $0.795 per share for the same period in 2014, representing a 4% increase.  On May 20, 2015, we will pay our 176th consecutive quarterly cash dividend.  The declaration and payment of quarterly dividends remains subject to review by and approval of the Board of Directors.

Earnings Results  For the quarter, we generated normalized FFO and FAD per share of $1.04 and $0.92, respectively.  First quarter results were impacted by the February equity raise, decreasing our leverage to 37.3% net debt to undepreciated book capitalization, completing $2.2 billion of high-quality investments and total same store NOI growth of 3.1%.  Same store NOI for seniors housing operating was 3.0% for the quarter and was negatively impacted by the unusually harsh winter and flu season.

Outlook for 2015  We are affirming our 2015 earnings guidance and expect to report normalized FFO in a range of $4.25 to $4.35 per diluted share, representing a 3%-5% increase, and normalized FAD in a range of $3.83 to $3.93 per diluted share, representing a 5%-7% increase.  Our guidance includes the impact of the February equity raise and reduced leverage for 2015.  Additionally, in preparing our guidance, we have updated the following assumptions:

•         Same Store Cash NOI:  We continue to expect blended same store cash NOI growth of approximately 3.0%-3.5% in 2015.

•         Acquisitions: 2015 earnings guidance does not include any acquisitions beyond what has been announced, including those completed in the first quarter and investments associated with the Mainstreet partnership.

•         Development: We anticipate funding additional development of $230 million in 2015 relating to projects underway on March 31, 2015.  We expect development conversions of approximately $190 million in the remainder of 2015. These investments are currently expected to generate initial yields of approximately 8.3% upon conversion.

•         Dispositions: As announced on May 4, 2015, we expect to sell our unconsolidated life science investment in the second half of 2015.  Primarily as a result of this, we are increasing our 2015 dispositions guidance to approximately $1 billion of pro rata proceeds at an average yield on proceeds of 7% from the previous $400 million of book value at an average yield of 10% on book value.

Net income attributable to common stockholders guidance has been increased to a range of $2.62 to $2.72 per diluted share from the previous range of $1.70 to $1.80 per diluted share primarily due to the items noted above and estimated net gains/losses/impairments offset by normalizing items.

1Q15 Earnings Release                                                                                                                                                                         May 8, 2015

Our guidance does not include any additional 2015 investments or dispositions beyond what we have announced, nor any transaction costs, capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.  We will provide additional detail regarding our 2015 outlook and assumptions on the first quarter 2015 conference call.

First Quarter Investment Activity   We completed over $2.2 billion of pro rata gross investments for the quarter including $1.6 billion in acquisitions/JVs, $101 million in development funding and $484 million in loans. Approximately 81% of these investments were done with existing relationships. The $1.6 billion acquisitions/JVs have a blended yield of 6.4% and are consistent with our strategic focus on high-quality properties. The $101 million in development funding is expected to yield 7.8% upon completion and the $484 million of loans were made at a blended rate of 8.4%. In addition to the new investment activity during the quarter, we placed into service four development property expansions totaling $36 million with a blended yield of 8.0%.

Notable Investments with Existing Operating Partners

Benchmark Senior Living  Benchmark is the largest seniors housing operator in New England, and is one of our Top 10 operating partners. We partnered with Benchmark on two separate acquisitions last quarter with a total of ten private pay seniors housing properties with 771 units. The aggregate purchase price based on a 100% ownership interest was $391 million, which represents a projected year one cap rate in the high 5’s. Nine of the properties are located in the Boston MSA and the tenth property is located in Fairfield County, CT. The median housing value in the local markets is nearly two times the national median. HCN owns 95% of the joint venture and Benchmark owns the remaining 5% interest. Benchmark previously operated all ten properties on behalf of institutional capital partners, and will manage the properties going forward under an incentive-based management contract. Our existing portfolio of 39 properties with Benchmark is concentrated in the Boston MSA, so these properties add to our significant presence in this desirable market. The investments are consistent with our strategy of growing alongside our partners through the acquisition of high quality private pay properties in densely populated, affluent markets. Since closing our initial $845.5 million RIDEA investment in 2011, we've completed $501 million of follow-on pro rata investments with Benchmark.

Revera  We expanded our partnership with Revera last quarter through the acquisition of 23 private pay seniors housing properties in Canada. Revera is the second largest seniors housing operator in Canada, and is one of our Top 10 operating partners. The portfolio includes approximately 2,900 units, which are predominately independent living. Revera previously owned a 100% interest in the properties. The purchase price based on a 100% ownership interest was CAD$634 million, which represents a projected year one cap rate in the mid 6’s. HCN owns 75% of the joint venture. Revera owns the remaining 25% and will operate the properties under an incentive-based management contract. The properties are concentrated in Canada's largest metro markets, as two-thirds of the NOI in the portfolio comes from properties in Toronto, Vancouver, and Ottawa. The acquisition adds to our sizable existing footprint in these desirable metro markets. Revera is required to fund the first CAD$23 million of capital expenditures into the portfolio after closing. The investment is consistent with our strategy of growing with our partners by acquiring high quality private pay properties in densely populated, affluent markets. Since closing our initial $1.0 billion RIDEA investment in 2013, we've completed $443 million of follow-on pro rata investments with Revera.

Belmont Village  We partnered with Belmont Village, one of our Top 10 operating partners, to acquire two private pay seniors housing properties with 351 units. The purchase price based on a 100% ownership interest was $200 million. We are precluded from disclosing the cap rate on this investment due to a confidentiality agreement with the seller, but we anticipate returns consistent with our other high-quality seniors housing investments.  The properties were built by Belmont Village in 2013 and 2014 and are located in affluent infill locations, including the Turtle Creek submarket of Dallas, and the West Lake Hills submarket of Austin, TX. The median housing value in the local markets is nearly two times higher than the national median. HCN owns 95% of the joint venture. Belmont Village owns the remaining 5% and will operate the properties under an incentive-based management contract. The investment is consistent with HCN’s strategy of growing alongside its best in class operating partners through the acquisition of high quality private pay properties in densely populated, affluent markets. Since closing our initial $176 million RIDEA investment in 2012, we've completed $897 million of follow-on pro rata investments with  Belmont Village.

Avery Healthcare  We acquired a total of ten seniors housing properties that will be leased to Avery, a highly-regarded developer and operator of private pay seniors housing properties in the U.K. and one of our Top 10 operating partners.

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The properties contain 863 units and are concentrated in Birmingham, the U.K.'s third largest market. The average age of the properties is less than 5 years. The £130 million investment was added to the existing Avery master lease at an initial lease yield of 7.6%. Rent will increase annually by 2.5% in the first two years and by 3.0% each year thereafter. The acquired properties are projected to have 1.4x payment coverage after management fee upon stabilization of the newly constructed properties that are still in lease up. The master lease is guaranteed by the Avery parent company. The investments are consistent with our strategy of growing alongside our partners through the acquisition of modern, high quality properties in major metropolitan areas. Since closing our initial $204 million sale/leaseback in 2013, we've completed $465 million of follow-on pro rata investments with Avery.

Genesis Healthcare  We provided Genesis with a $360 million loan to help facilitate the merger between Genesis and Skilled Healthcare Group. Genesis is an existing partner and one of our Top 10 operators. The loan is secured by a first mortgage against 67 skilled nursing and seniors housing facilities and represents a loan-to-value of approximately 75%. The properties are concentrated in California, Texas and Kansas. The term is two years. The initial rate is 7.25% and increases by 50 basis points beginning 150 days after closing and by 100 basis points every 90 days thereafter. We also received a 1% commitment fee and a 1.5% funding fee. The loan is cross-defaulted with the HCN/Genesis master lease and is guaranteed by the Genesis parent company. Genesis expects to pay off the loan in tranches with proceeds from new HUD loans over the course of 2015 and 2016. The HUD refinance will further improve Genesis’ fixed charge coverage and ownership of real estate will further strengthen its financial flexibility. The loan is consistent with our approach of helping our operating partners achieve their strategic objectives with investments that are mutually beneficial. Since closing our initial $2.4 billion sale/leaseback in 2011, we've completed $677 million of follow-on pro rata investments with Genesis.

Merrill Gardens  We acquired a 26-unit seniors housing property in a joint venture with Merrill Gardens. The property is located in the Seattle MSA and shares a campus with a highly occupied property already owned by the joint venture. The purchase price based on a 100% ownership interest was $8 million, which represents a projected year one cap rate in the mid 7’s. We own 80% of the joint venture and Merrill Gardens owns the remainder. Merrill Gardens is a leading developer and operator of high quality seniors housing properties primarily on the West Coast, and is a long time operating partner of HCN. Merrill Gardens developed the expansion and will operate the campus under a long-term management contract. The investment is consistent with our strategy of growing alongside our operating partners through the acquisition of modern properties in affluent, high barrier to entry markets. Our relationship with Merrill Gardens began in 1999 and they currently manage 11 seniors housing operating properties for the joint venture with a pro rata investment amount of $369 million.

Continuum Healthcare  We acquired a newly constructed seniors housing property in Alberta, Canada in a sale/leaseback transaction with Continuum, who developed the property. The transaction was the 53rd and final property in the previously disclosed HealthLease acquisition. The purchase price was CAD$19 million, which represents an initial lease yield of 7.5%. Rent will increase by 2.25% each year. Continuum now operates eight properties for HCN, all of which were acquired through the HealthLease REIT acquisition. The eight leases are cross defaulted and secured by a CAD$5 million security deposit and a parent company guarantee. The investment is consistent with our strategy of acquiring modern, high quality real estate.

Texas Health Resources  We acquired an outpatient medical building on a THR hospital campus in Flower Mound, TX for $10 million, which represents a projected year one mid 6’s cap rate. The property, which was built in 2014, is 100% leased. The property is anchored by THR, one of the leading health systems in Dallas. We own 12 outpatient medical properties with more than 800,000 square feet in the Dallas MSA that are anchored by THR, an Aa3 rated health system. The investment is consistent with our strategy of acquiring modern, heath system affiliated outpatient medical properties that are located in attractive, growing markets.

Signature Senior Lifestyle  We extended our relationship with Signature Senior Lifestyle by providing a £65 million loan that was used by Signature’s management team to help buy out a private equity owner for £79 million. Signature develops and operates premium seniors housing communities in Greater London. The loan is guaranteed by Signature’s parent company and is fully secured by Signature’s joint venture equity interests in properties co-owned and managed by Signature. We have fixed price purchase options on several of the properties, and Signature’s proceeds from any such purchases will be used to repay the loan. Signature’s leasehold interests, management fees, and development fees provide additional security for the loan. The interest rate is 10% and the term is eight years. We also received the exclusive right to own Signature’s substantial pipeline of development projects in Greater London. Our existing portfolio with Signature includes six properties: three properties are leased to Signature under a master lease and three properties secure construction loans from HCN for which we have fixed price purchase options upon stabilization. Signature has four projects scheduled to commence construction during

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2015, and more than fifteen others in various stages of development. Since closing our initial $37 million sale/leaseback in 2012, we've completed $210 million of follow-on pro rata investments with Signature.

Cascade Living Group  We acquired a 192-unit seniors housing community north of Seattle in an acquisition/leaseback transaction with Cascade. The purchase price was $35 million, and the property was added to the existing master lease with Cascade at an initial lease yield of 6.0% with 4% annual escalators. The investment is consistent with our strategy of growing with our partners in their core markets, as Cascade operates eight private pay communities in the Pacific Northwest, all of which are leased from HCN. Since closing our initial $5 million sale/leaseback in 2006, we've completed $193 million of follow-on pro rata investments with Cascade.

Trilogy/Mainstreet  We extended our relationship with Mainstreet through the acquisition of a 100-bed post-acute facility for $18 million. This is the third property that we’ve acquired pursuant to the 17-facility pipeline announced in August 2014. The property is leased to Trilogy under a 10-year lease. The initial lease yield is 7.5% with 2.5% annual escalators. The property was developed and owned by Mainstreet and is a NextGen® building prototype. Construction was completed in early 2015. Our relationship with Trilogy began fifteen years ago, and Trilogy currently leases 15 properties from HCN. The investment is consistent with our strategy of partnering with high quality development and operating partners to own modern, high quality real estate.

Notable Investments with New Operating Partners

Aspen Healthcare  We acquired four private pay hospitals in Greater London for £226 million. The hospitals were leased back to Aspen, a leading private pay hospital operator in the U.K., under a 25-year master lease at an initial lease yield of 6.32%. Rent escalates each year based upon RPI (Retail Prices Index), with a ceiling of 4.5% per year, and a floor of 1.5% in year two, 2.25% in year three, and 2.5% each year thereafter. The Aspen parent company guarantees the master lease. The hospitals focus on outpatient care and elective day/short-stay surgeries. The properties have an average effective age of four years, having undergone significant renovation and expansion to accommodate market demand. Stabilized payment coverage is projected to be over 2.0x before management fee. The hospitals are located in densely populated, wealthy areas of Greater London. The median housing value in the local markets is over two times higher than the national median. The two facilities (a hospital and a cancer center) in Wimbledon are located a few hundred yards from the world famous All England Lawn Tennis and Croquet Club. The hospitals benefit from strong demand from consumers who are willing to pay privately for faster service, better accommodations, and better outcomes. The investment provides a platform for creating connectivity across the continuum of care given our extensive footprint of seniors housing properties in Greater London. The investment extends our strategy of owning private pay properties operated by best-in-class providers in high barrier to entry markets in the U.K. Subsequent to our acquisition, and consistent with our expectations, Aspen signed a definitive agreement to be acquired by Tenet Healthcare (NYSE:THC) for approximately $215 million. Under the terms of the agreement, Tenet will acquire Aspen, including the leasehold interests. The transaction with Tenet is expected to close by the third quarter of 2015. Tenet is a long-time relationship of ours as they are the anchor tenant on 19 of our outpatient medical properties with more than 1 million square feet in the U.S. A presentation describing the investment is available on our website.

Oakmont Senior Living  We acquired two newly constructed private pay seniors housing properties with 145 units built by Oakmont and opened in 2014. The purchase price was $80 million, which represents a projected year one cap rate in the high 5’s. The properties are located in the Sacramento and Riverside MSAs. The median housing value in the local markets is more than two times higher than the national median. Oakmont is a leading developer/operator of high end seniors housing properties in California, and will operate the properties under an incentive-based management contract. The investment is consistent with our strategy of partnering with leading developers/operators to own high quality seniors housing properties in affluent, high barrier to entry markets.

Notable Development Conversions

Kelsey-Seybold  We completed a 51,000 square foot expansion of an HCN-owned outpatient medical building that is sponsored by Kelsey-Seybold and located in Houston. Kelsey-Seybold is a leading multi-specialty physician practice with more than 380 physicians and was one of the country’s first accountable care organizations. The investment amount was $17 million and the initial yield on the expansion is 7.5%. The entire 294,000 square foot building is 100% occupied. The building is Kelsey-Seybold’s flagship location and acts as the hub in their hub-and-spoke model. We own 11 outpatient medical properties with over 1 million square feet that are anchored by Kelsey-Seybold. Since closing our initial $35 million acquisition in 2012, we've completed $220 million of follow-on pro rata investments with Kelsey-Seybold.

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Brandywine Senior Living  We completed construction of 28 new units, modernized a 14-unit wing, removed six units from service and redesigned several amenity areas in a highly occupied seniors housing facility leased to Brandywine in Rehoboth Beach, DE. The investment amount was $8 million and the initial lease yield on the expansion is 8.0%. Since closing our initial $599 million sale/leaseback in 2010, we've completed $287 million of follow-on pro rata investments with Brandywine.

StoryPoint Senior Living  We completed a 44-unit memory care expansion to a highly occupied seniors housing facility leased to StoryPoint Senior Living in Avon Lake, OH. The investment amount was $6 million and the initial lease yield on the expansion is 9.0%. Since closing our initial $87 million sale/leaseback in 2010, we've completed $58 million of follow-on pro rata investments with StoryPoint.

New Perspective Senior Living  We completed a 36-unit expansion to a highly occupied seniors housing facility leased to New Perspective in Superior, WI. The investment amount was $6 million and the initial lease yield on the expansion is 8.25%. Since closing our initial $17 million sale/leaseback in 2009, we've completed $83 million of follow-on pro rata investments with New Perspective.

Notable Dispositions

We sold nine long-term care facilities with 1,151 beds for $143 million and a yield on sale of 8.6%. We realized a gain on sale of $52 million and an unlevered IRR of 12.4% during our 12-year holding period. The facilities are located in Texas with a concentration in Houston. In addition, we received $10.6 million in loan payoff proceeds on an $8.5 million loan and a $2.1 million early payoff fee.  The disposition is consistent with our strategy of minimizing our investments in Medicaid-oriented long-term care facilities.

We sold our 78.5% interest in a 56,742 square foot outpatient medical building in Stafford, VA for $11 million and a yield on sale of 7.3%. We realized a gain on sale of $3 million and an unlevered IRR of 9.7% during our 6 year holding period. We did not expect future growth with the sponsoring health system, making it a non-core asset.

First Quarter Capital Activity   At March 31, 2015, we had $202 million of cash and cash equivalents and $2.1 billion of available borrowing capacity under our primary unsecured credit facility.  In February 2015, we completed a public offering of 19,550,000 common shares at a price of $75.50 per share for total gross proceeds of approximately $1.5 billion. This was the largest overnight common stock offering and the highest offering price in our history. In March 2015, Fitch Ratings raised our credit rating to BBB+ with a stable outlook from BBB with a stable outlook.  This upgrade created immediate value for the company and its shareholders through its positive impact on the pricing of our credit facility.

Conference Call Information  We have scheduled a conference call on Friday, May 8, 2015 at 10:00 a.m. Eastern Time to discuss our first quarter 2015 results, industry trends, portfolio performance and outlook for 2015. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 22, 2015. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 29557802. To participate in the webcast, log on to www.hcreit.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures  We believe that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, we consider funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of our operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.   Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1.  FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures,

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tenant improvements and lease commissions.  Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1.  We believe that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.  Our supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2015, which is available on the company’s website (www.hcreit.com), for information and reconciliations of additional supplemental reporting measures.

About Health Care REIT, Inc.  HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate.  We also provide an extensive array of property management and development services.  As of March 31, 2015, our broadly diversified portfolio consisted of 1,384 properties in 46 states, the United Kingdom, and Canada.  More information is available on the company’s website at www.hcreit.com.

Forward-Looking Statements and Risk Factors  This document contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to the company’s opportunities to acquire, develop or sell properties; the company’s ability to close its anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of the company’s operators/tenants and properties; the company’s expected occupancy rates; the company’s ability to declare and to make distributions to shareholders; the company’s investment and financing opportunities and plans; the company’s continued qualification as a real estate investment trust (“REIT”); the company’s ability to access capital markets or other sources of funds; and the company’s ability to meet its earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the company’s actual results to differ materially from the company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, seniors housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; the movement of U.S. and foreign currency exchange rates; the company’s ability to maintain its qualification as a REIT; key management personnel recruitment and retention; and other risks described in the company’s reports filed from time to time with the Securities and Exchange Commission. Finally, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q15 Earnings Release                                                                                                                                                                         May 8, 2015

HEALTH CARE REIT, INC.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2015	2014
Assets
Real estate investments:
Land and land improvements	$2,160,886	$1,883,866
Buildings and improvements	23,192,154	20,769,414
Acquired lease intangibles	1,187,094	1,066,626
Real property held for sale, net of accumulated depreciation	234,829	18,502
Construction in progress	211,941	144,516
	26,986,904	23,882,924
Less accumulated depreciation and intangible amortization	(3,186,424)	(2,617,026)
Net real property owned	23,800,480	21,265,898
Real estate loans receivable(1)	745,267	351,401
Net real estate investments	24,545,747	21,617,299
Other assets:
Investments in unconsolidated entities	715,468	668,171
Goodwill	68,321	68,321
Deferred loan expenses	63,378	68,842
Cash and cash equivalents	202,273	185,928
Restricted cash	85,177	67,797
Straight-line rent receivable	307,050	215,759
Receivables and other assets	641,981	318,925
	2,083,648	1,593,743
Total assets	$26,629,395	$23,211,042

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$410,000	$562,000
Senior unsecured notes	7,518,196	7,377,789
Secured debt	3,010,971	2,917,314
Capital lease obligations	75,622	84,371
Accrued expenses and other liabilities	604,149	612,671
Total liabilities	11,618,938	11,554,145
Redeemable noncontrolling interests	92,508	34,171
Equity:
Preferred stock	1,006,250	1,006,250
Common stock	350,434	291,091
Capital in excess of par value	16,218,794	12,494,410
Treasury stock	(41,373)	(26,454)
Cumulative net income	3,049,173	2,396,244
Cumulative dividends	(5,924,844)	(4,848,008)
Accumulated other comprehensive income	(107,496)	(25,419)
Other equity	4,449	6,241
Total Health Care REIT, Inc. stockholders’ equity	14,555,387	11,294,355
Noncontrolling interests	362,562	328,371
Total equity	14,917,949	11,622,726
Total liabilities and equity	$26,629,395	$23,211,042

(1) Includes non-accrual loan balances of $21,000,000 and $0 at March 31, 2015 and 2014, respectively.

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Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2015	2014
	Revenues:
	Rental income	$379,587	$336,455
	Resident fees and service	492,510	456,265
	Interest income	16,994	8,594
	Other income	5,086	493
	Gross revenues	894,177	801,807

	Expenses:
	Interest expense	121,080	120,833
	Property operating expenses	376,461	341,431
	Depreciation and amortization	188,829	233,318
	General and administrative expenses	35,138	32,865
	Transaction costs	48,554	952
	Loss (gain) on derivatives, net	(58,427)	-
	Loss (gain) on extinguishment of debt, net	15,401	(148)
	Impairment of assets	2,220	-
	Total expenses	729,256	729,251

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	164,921	72,556
	Income tax (expense) benefit	304	(2,260)
	Income (loss) from unconsolidated entities	(12,648)	(5,556)
	Income (loss) from continuing operations	152,577	64,740
	Discontinued operations, net	-	460
	Gain (loss) on real estate dispositions, net	56,845	-
	Net income (loss)	209,422	65,200
Less:	Preferred dividends	16,352	16,353
	Net income (loss) attributable to noncontrolling interests	2,271	(1,175)
	Net income (loss) attributable to common stockholders	$190,799	$50,022

	Average number of common shares outstanding:
	Basic	336,754	289,606
	Diluted	337,812	290,917

	Net income (loss) attributable to common stockholders per share:
	Basic	$0.57	$0.17
	Diluted	$0.56	$0.17

	Common dividends per share	$0.825	$0.795

1Q15 Earnings Release                                                                                                                                                                         May 8, 2015

Normalizing Items		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2015	2014
Transaction costs	$48,554 (1)	$952
Loss (gain) on derivatives, net	(58,427)(2)	-
Loss (gain) on extinguishment of debt, net	15,401 (3)	(148)
Other expenses	695 (4)	-
Additional other income	(2,144)(5)	-
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	1,334 (6)	105
Total	$5,413	$909

Average diluted common shares outstanding	337,812	290,917
Net amount per diluted share	$0.02	$-

Notes:	(1) Primarily costs incurred with seniors housing transactions.
	(2) Represents gain on derivative prior to Genesis Healthcare option exercise.
	(3) Primarily related to seniors housing secured debt extinguishments and redemption of convertible senior unsecured notes.
	(4) Due to accelerated vesting of stock-based compensation for a retiring officer.
	(5) Early termination fee on loan payoff.
	(6) Primarily related to debt extinguishments and transaction costs incurred with unconsolidated seniors housing investments.

Funds Available for Distribution Reconciliation		Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2015	2014
Net income (loss) attributable to common stockholders	$190,799	$50,022
Depreciation and amortization	188,829	233,318
Losses/impairments (gains) on properties, net	(54,625)	-
Noncontrolling interests(1)	(6,338)	(9,522)
Unconsolidated entities(2)	25,837	14,399
Gross straight-line rental income	(28,537)	(16,589)
Amortization related to above (below) market leases, net	113	85
Non-cash interest expense	119	330
Cap-ex, tenant improvements, lease commissions	(10,485)	(12,392)
Funds available for distribution	305,712	259,651
Normalizing items, net(3)	5,413	909
Funds available for distribution - normalized	$311,125	$260,560

Average diluted common shares outstanding	337,812	290,917

Per share data:
Net income (loss) attributable to common stockholders	$0.56	$0.17
Funds available for distribution	$0.90	$0.89
Funds available for distribution - normalized	$0.92	$0.90

Normalized FAD Payout Ratio:
Dividends per common share	$0.825	$0.795
FAD per diluted share - normalized	$0.92	$0.90
Normalized FAD payout ratio	90%	88%

Notes:	(1) Represents noncontrolling interests' share of net FAD adjustments.
	(2) Represents HCN's share of net FAD adjustments from unconsolidated entities.
	(3) See Exhibit 1.

1Q15 Earnings Release                                                                                                                                                                         May 8, 2015

Funds From Operations Reconciliation		Exhibit 3
(in thousands, except per share data)	Three Months Ended
	March 31,
	2015	2014
Net income (loss) attributable to common stockholders	$190,799	$50,022
Depreciation and amortization	188,829	233,318
Losses/impairments (gains) on properties, net	(54,625)	0
Noncontrolling interests(1)	(7,249)	(10,520)
Unconsolidated entities(2)	26,496	15,983
Funds from operations - NAREIT	344,250	288,803
Normalizing items, net(3)	5,413	909
Funds from operations - normalized	$349,663	$289,712

Average diluted common shares outstanding	337,812	290,917

Per share data:
Net income (loss) attributable to common stockholders	$0.56	$0.17
Funds from operations - NAREIT	$1.02	$0.99
Funds from operations - normalized	$1.04	$1.00

Normalized FFO Payout Ratio:
Dividends per common share	$0.825	$0.795
FFO per diluted share - normalized	$1.04	$1.00
Normalized FFO payout ratio	79%	80%

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents HCN's share of net FFO adjustments from unconsolidated entities.
	(3) See Exhibit 1.

Outlook Reconciliations: Year Ended December 31, 2015			Exhibit 4
(dollars per fully diluted share)
	Prior Outlook		Current Outlook
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$1.70	$1.80	$2.62	$2.72
Losses/impairments (gains) on sales, net(1,2)	-	-	(0.78)	(0.78)
Depreciation and amortization(1)	2.55	2.55	2.39	2.39
Funds from operations - NAREIT	$4.25	$4.35	$4.23	$4.33
Normalizing items, net(3)	-	-	0.02	0.02
Funds from operations - normalized	$4.25	$4.35	$4.25	$4.35

FAD Reconciliation:
Net income attributable to common stockholders	$1.70	$1.80	$2.62	$2.72
Losses/impairments (gains) on sales, net(1,2)	-	-	(0.78)	(0.78)
Depreciation and amortization(1)	2.55	2.55	2.39	2.39
FAD-only adjustments(1,4)	(0.42)	(0.42)	(0.42)	(0.42)
Funds available for distribution	$3.83	$3.93	$3.81	$3.91
Normalizing items, net(3)	-	-	0.02	0.02
Funds available for distribution - normalized	$3.83	$3.93	$3.83	$3.93

Notes:	(1) Amounts presented net of noncontrolling interests' share and HCN's share of unconsolidated entities.
	(2) Includes estimated gains on expected dispositions.
	(3) See Exhibit 1.
	(4) Includes straight-line rent, above/below amortization, non-cash interest and cap-ex, tenant improvements and lease commissions.